         EX-99.B(e)mnl2partamend3

Third Amendment to Target Funds Participation Agreement
(For Products Sold Through W&R Distribution System)
This Third Amendment (the "Amendment") is entered into this 1st day of July, 2007, by and among Minnesota Life Insurance Company ("Company"), Waddell & Reed, Inc. ("W&R"), and W&R Target Funds, Inc.

WHEREAS, Company and W&R are parties to the Agreement; and

WHEREAS, the parties intended, at the effective date of the Agreement, for W&R Target Funds, Inc. to be a party to the Agreement, as evidenced by the W&R Target Funds, Inc. executing and performing obligations under the Agreement, as amended; and

WHEREAS, Company wishes to amend Exhibit A of the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	W&R Target Funds, Inc. is hereby made a party to the Agreement, as amended, for all purposes as of September 19, 2003.

2.	Exhibit A is deleted and replaced in its entirety by the Exhibit A attached to this Second Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

MINNESOTA LIFE INSURANCE COMPANY

By:	Bruce P. Shay

Its:	Senior Vice President

WADDELL & REED, INC.

By:	Thomas W. Butch

Its:	President

W&R TARGET FUNDS, INC.

By:	Henry Herrmann

Its:	President

EXHIBIT A
(as amended July 1, 2007)

Variable Accounts of Minnesota Life Insurance Company

1. Variable Annuity Account
2. Minnesota Life Variable Life Account
3. Minnesota Life Individual Variable Universal Life Account